Exhibit 10.18.1

BENEFITFOCUS.COM, INC.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into this 20th day of November 2017, by and between: Benefitfocus.com, Inc., having its principal place of business at 100 Benefitfocus Way, Charleston, SC 29492, (hereinafter referred to as "Benefitfocus") and Raymond A. August (hereinafter referred to as the "Associate").

WHEREAS, Associate and Benefitfocus previously entered into an Employment Agreement dated as of June 25, 2014 (the "Employment Agreement");

WHEREAS, Associate and Benefitfocus wish to alter certain terms of the Employment Agreement with regard to Associate's title, responsibilities, compensation, and other matters; and

WHEREAS, in light of the foregoing, Associate and Benefitfocus desire to mutually and voluntarily amend the Employment Agreement, pursuant to the terms as set forth herein, effective as of January 1, 2018 (the "Amendment Effective Date").

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1.AMENDMENT TO SECTION 1 OF THE EMPLOYMENT AGREEMENT. Section 1 of the Employment Agreement is modified as of the Amendment Effective Date by replacing the existing Section 1 in its entirety with a new Section 1 as follows:

1. Employment. Benefitfocus hereby agrees to employ the Associate in the capacity of Chief Executive Officer and President, upon the terms and conditions set out herein, and the Associate accepts such employment.

2.AMENDMENT TO SECTION 3 OF THE EMPLOYMENT AGREEMENT. Section 3 of the Employment Agreement is modified as of the Amendment Effective Date by replacing the existing Section 3 in its entirety with a new Section 3 as follows:

3.Duties. In his role as Chief Executive Officer and President, Associate will be responsible for the overall management and direction of Benefitfocus. Associate will perform such services for Benefitfocus and have such powers, responsibilities and authority as are customarily associated with the positions of Chief Executive Officer and President and shall perform such additional duties as may otherwise be reasonably assigned to Associate from time to time by Benefitfocus' Board of Directors.

3.REPLACEMENT OF EXHIBIT B OF THE EMPLOYMENT AGREEMENT. Exhibit B to the Employment Agreement is modified as of the Amendment Effective Date by replacing the existing Exhibit B with the new Exhibit B attached to this Amendment as Exhibit 1.

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4.REMAINDER OF EMPLOYMENT AGREEMENT. Except as expressly set forth in this Amendment, the provisions of the Employment Agreement shall remain in full force and effect, in their entirety, in accordance with their terms.

5.MISCELLANEOUS. This Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of South Carolina, without giving effect to conflicts of laws principles. The parties agree that this Amendment may only be modified in a signed writing executed by both parties. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

Signed, sealed and delivered in the presence of:

BENEFITFOCUS                                                                             ASSOCIATE

             /s/ Mason R. Holland, Jr.                                                                /s/ Raymond A. August

By:Mason R. Holland Jr.                                                           By:     Raymond A. August

Its:Executive Chairman

Date:November 20, 2017                                                             Date:  November 20, 2017

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Exhibit 10.18.1

EXHIBIT B

Benefitfocus.com, Inc.

Compensation Program for Raymond A. August

Exhibit B to Employment Agreement dated June 25, 2014, as amended November 20, 2017, and effective as of

January 1, 2018.

1.

Salary: As compensation for services rendered by the Associate, Benefitfocus shall pay an annual salary of $500,000 per year, payable in accordance with Benefitfocus' customary payroll practices as in effect from time to time. All compensation paid to Associate shall be subject to withholding for such federal, state and local taxes as Benefitfocus determines are required to be withheld pursuant to applicable law.

2.	Annual Review: Annual salary reviews will occur on or around the annual budget process for Benefitfocus.
3.

Annual Bonus Opportunity: Associate is eligible to participate in the Benefitfocus Management Incentive Bonus Program at the Chief Executive Officer and President level, which is targeted at 100% of Associate's base salary. The targets for achieving the Bonus will be reviewed and approved annually by the compensation committee of the board of directors (the "Compensation Committee").

4.

Initial Restricted Stock Unit Award: In accordance with, and subject to Benefitfocus' Amended & Restated 2012 Stock Plan, Associate will receive a one-time grant of Benefitfocus restricted stock units (RSUs) valued at $1,500,000, measured as of December 31, 2017 using the average closing price over the 20 trading days immediately preceding such date (or such other method as the Compensation Committee determines appropriate) and subject to approval by the board of directors. This grant will have a five-year vesting period, and will be subject to the terms of an RSU award agreement between Associate and Benefitfocus.

5.

Annual Equity Awards: For 2018, in accordance with, and subject to the Benefitfocus' Amended & Restated 2012 Stock Plan, Associate will receive a Long Term Incentive in the form of an RSU grant valued at $2,000,000, as of December 31, 2017 (or as soon as practicable thereafter once performance metrics have been approved by the Compensation Committee) using the average closing price over the 20 trading days immediately preceding the date of grant (or such other method as the Compensation Committee determines appropriate). This award will be granted as follows:

•	50% RSU's with a 4 year vesting. The RSUs shall vest 25% on the one-year anniversary of the date of grant and then 25% annually thereafter for three years on the anniversary date of the grant; and
•

50% Performance Restricted Stock Units (PRSUs), with attainment and award based on annual company targets determined by the Compensation Committee and aligned with the strategic direction of Benefitfocus. The PRSUs shall vest 25% on the one-year anniversary of the date of grant and then 25% annually for three years until fully vested.

Subsequent grants will be reviewed and approved annually by the Compensation Committee and designed to incentivize high levels of performance.

6.	[Intentionally Omitted]
7.	[Intentionally Omitted]
8.	Title: Chief Executive Officer and President.
9.	Normal Hours of Work: Full time executive positions are expected to work the amount of time needed to meet or exceed all performance expectations as assigned by Board of Directors.
10.

Benefits: Associate is eligible for all Benefitfocus associate benefit programs including but not limited to Health Insurance, Life Insurance, Disability Insurance, 401(k) Retirement Program, and more.

11.

Annual Leave and Paid Holidays: Associate's annual leave will be accrued at a rate of 20 days per year. At the 5th year of employment. Associate's annual leave will follow the applicable Benefitfocus schedule, as outlined in the benefit summary and reviewed prior to Associate's start date.

12.	[Intentionally Omitted]
13.	Retirement Benefits: The Associate will be eligible to receive Retirement Benefits at the Chief Executive Officer and President level, should such benefits be available in the future.
14.

Severance: In the event Benefitfocus terminates Associate's employment without Cause, as defined herein, at any time prior to a Change in Control, as defined herein, then upon execution of a general release of claims satisfactory to Benefitfocus, Benefitfocus will provide Associate with the following severance benefits: (i) salary continuation for a period of twelve (12) months at Associate's then current rate of base salary; (ii) a portion of Associate's targeted annual bonus determined in accordance with the applicable paragraph below; (iii) if Associate is eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus will pay the share of the premium it was paying prior termination during the period Associate is receiving severance; and (iv) accelerated vesting of that portion of the time-based vesting (but not any unmet performance-based metrics) of all outstanding equity awards granted pursuant to this Agreement that would have vested in the twelve (12) months following the date of Associate's termination had his employment continued, effective as of the date of such termination. Except as may be provided under this Agreement following termination of Associate's employment, any benefits to which Associate may be entitled pursuant to Benefitfocus' plans, policies and arrangements referred to herein shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

In the event Benefitfocus or its acquirer terminates Associate's employment without Cause as defined herein, at the time of or within twelve (12) months following a Change in Control, as defined herein, then upon execution of a general release of claims satisfactory to Benefitfocus, Benefitfocus or its acquirer will provide Associate with the following severance benefits: (i) salary continuation for a period of twelve (12) months at Associate's then current rate of base salary; (ii) a portion of Associate's targeted annual bonus determined in accordance with the applicable paragraph below; (iii) if Associate is eligible for, elect and remain eligible for COBRA continuation coverage, Benefitfocus or its Acquirer will pay the share of the premium it was paying prior to termination during the period Associate is receiving severance; and (iv) accelerated vesting in full of the time-based vesting (but not any unmet performance-based metrics) of all outstanding equity awards granted pursuant to this Agreement, effective as of the date of such termination. Except as may be provided under this Agreement following termination of Associate's employment, any benefits to which Associate may be entitled pursuant to Benefitfocus' plans, policies and arrangements referred to herein shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

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For purposes of this document, whether before or after a Change in Control, Associate will receive the same severance benefits as upon a termination without Cause if he notifies Benefitfocus of his decision to terminate his employment with Benefitfocus within three (3) months of the occurrence of any of the following without his consent: (i) a decrease to Associate's base salary or targeted annual bonus and approval to an amount less than the then current amount immediately preceding the decrease, (ii) a change in Associate's position from Chief Executive Officer and President or a diminution of Associate's duties and responsibilities, or (iii) a change in the location of Associate's primary workplace of more than 60 miles from the Benefitfocus headquarters as of the Amendment Effective Date.

If Benefitfocus terminates Associate's employment with or without Cause, after completion of any period (whether a calendar year or any other period) during which Associate's eligibility for a bonus is to be determined (a "Bonus Period") but prior to the date when such bonus is to be paid. Associate will be entitled to receive such bonus at the time it would have been paid. In addition, if Benefitfocus terminates Associate's employment without Cause prior to the completion of a Bonus Period, Associate will be entitled to receive a prorated portion of such bonus at the time it would have been paid, based on the portion of the Bonus Period that Associate was employed by Benefitfocus.

"Cause" shall mean a determination by Benefitfocus' board of directors of any of the following: (i) Associate’s violation of any applicable material law or regulation respecting the business of Benefitfocus; (ii) Associate's commission of a felony or a crime involving moral turpitude, (iii) any act of dishonesty, fraud or misrepresentation in relation to Associate's duties to Benefitfocus, (iv) failure to perform in any material respect Associate's duties hereunder after twenty (20) days written notice and an opportunity to cure such failure and a reasonable opportunity to present to Benefitfocus' board of directors Associate's position regarding any dispute relating to the existence of such failure; (v) Associate's failure to attempt in good faith to implement a clear and reasonable directive from Benefitfocus' board of directors or to comply with any of Benefitfocus' policies and procedures which failure is material and occurs after written notice from Benefitfocus' board of directors; (vi) any act of gross misconduct which is materially and demonstrably injurious to Benefitfocus; or, (vii) Associate's breach of fiduciary responsibility.

A "Change in Control" shall be deemed to have occurred if any of the following conditions have occurred: (i) the merger or consolidation of Benefitfocus with another entity, where Benefitfocus is not the surviving entity and where after the merger or consolidation (A) its stockholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity and (B) its directors prior to the merger or consolidation are less than a majority of the directors of the surviving entity; (ii) the sale of all or substantially all of Benefitfocus' assets to a third party where subsequent to the transaction (A) its stockholders hold less than 50% of the stock of said third party and (B) its directors are less than a majority of the board of directors of said third party; or (iii) a transaction or series of transactions, including a merger of Benefitfocus with another entity where Benefitfocus is the surviving entity, whereby (A) 50% or more of the voting stock of Benefitfocus after the transaction is owned actually or beneficially by parties who held less than 30% of the voting stock, actually or beneficially, prior to the transaction(s) and (B) its Board of Directors after the transaction(s) or within 60 days thereof is comprised of less than a majority of Benefitfocus' directors serving prior to the transaction(s).

15.Application of Internal Revenue Code Section 409A: All provisions of this Agreement will be interpreted in a manner consistent with Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"). Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Exhibit B that constitute "deferred compensation" within the meaning of Section 409A will not commence in connection with Associate's termination of employment unless and until Associate has also incurred a "separation from service" (as such term is defined in

Treasury Regulation Section 1.409A-l(h), unless Benefitfocus reasonably determines that such amounts may be provided to Associate without causing Associate to incur the additional 20% tax under Section 409A. The parties intend that each installment of the severance benefits payments provided for above is a separate "payment" for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(i). For avoidance of doubt, the parties intend that payments of the severance benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-l(b)(4), 1.409A-l(b)(5), and 1.409A-l(b)(9). However, if Benefitfocus determines that the severance benefits constitute "deferred compensation" under Section 409A and Associate is, on the termination of service, a "specified employee" of Benefitfocus, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Associate's separation from service, or (ii) the date of Associate's death (such applicable date, the "Specified Employee Initial Payment Date"), and Benefitfocus will (A) pay Associate a lump sum amount equal to the sum of the severance benefits payments that Associate would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this paragraph, and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.